Exhibit 10.6

AGREEMENT OF SALE AND PURCHASE

NORTH AMERICAN PROPERTY CORPORATION (SELLER)

&

DOC-PDMC ATLANTA, LLC (BUYER)

PROPERTY:	OFFICE UNIT, PEACHTREE DUNWOODY MEDICAL CENTER, A CONDOMINIUM, 5505 PEACHTREE DUNWOODY ROAD, ATLANTA, GA

EFFECTIVE DATE:                          FEBRUARY 28, 2014

TABLE OF CONTENTS

CONTENTS		PAGE

1.	Agreement to Sell and Purchase	1
2.	Purchase Price	2
3.	Closing	3
4.	Condition of Title	3
5.	Representations and Warranties	4
6.	Conditions of Buyer’s Obligations	8
7.	Possession	15
8.	Prorations	15
9.	Condemnation	16
10.	Default by Buyer	17
11.	Default by Seller	18
12.	Risk of Loss	18
13.	Brokerage	19
14.	Operation of the Property Prior to Closing	19
15.	Notice	20
16.	Indemnity by Seller	21
17.	Further Assurances	22
18.	Miscellaneous	21
19.	Non-Disclosure	23

EXHIBIT “A”	-	LEGAL DESCRIPTIONS
EXHIBIT “B”	-	Intentionally omitted
EXHIBIT “C”	-	LIST OF LEASES, RENTS AND SECURITY DEPOSITS
EXHIBIT “D”	-	INCOME AND EXPENSE STATEMENT
EXHIBIT “E”	-	TENANT ESTOPPEL CERTIFICATE
EXHIBIT “F”	-	NON-FOREIGN PERSON CERTIFICATION
Schedule 1(b)		Intentionally omitted
Schedule 1(c)		List of Contract Rights
Schedule 1(d)		Intentionally omitted
Schedule 1(e)		Intentionally omitted
Schedule 1(f)		Intentionally omitted
Schedule 1(g)		Permitted Exceptions
EXHIBIT “G”	-	CONDOMINIUM DECLARATION

ii

EXHIBIT “H”	-	CONDOMINIUM BYLAWS
EXHIBIT “I”	-	PARKING SPACE LEASE

iii

AGREEMENT OF SALE AND PURCHASE

THIS AGREEMENT OF SALE AND PURCHASE (this “Agreement”) is made by and between NORTH AMERICAN PROPERTY CORPORATION, a British Columbia corporation (“Seller”), and DOC-PDMC ATLANTA, LLC, a Wisconsin limited limited liability company ( “Buyer”).  This Agreement is to be effective as of the date on which the last of Buyer and Seller executes this Agreement and the Escrow Agreement (as defined below) (the “Effective Date”).

In consideration of the covenants and provisions contained herein, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      Agreement to Sell and Purchase.  Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller the Property, subject to the terms and conditions of this Agreement.  For the purposes of this Agreement, the term “Property” shall mean and include the following:(a)   All of that certain real property legally described in the attached Exhibit “A” and being known as the “Office Unit,” as defined in and subject to that certain “Declaration of Condominium for Peachtree Dunwoody Medical Center, A Condominium” (the “Condominium”) recorded at Deed Book         , Page         , Fulton County, Georgia records (such Declaration of Condominium, as it may be amended in the future, being hereinafter referred to as the “Declaration”), including, without limitation, the land contained within the Office Unit, buildings (consisting entirely of the building known as the “Peachtree Dunwoody Medical Center” containing approximately 131,000 rentable square feet (the “MOB”)), improvements, fixtures (including, without limitation, the sprinkling, plumbing, heating, cooling, ventilating, air conditioning, electrical, lighting and other systems on, about or within the MOB), easements and all other right, title and interest appurtenant and otherwise relating thereto, along with an undivided interest in the “Common Elements” (as defined in the Declaration) and the exclusive right to use the “Limited Common Elements” (if any) assigned solely to the Office Unit pursuant to the Declaration (collectively, the “Real Property”); provided, however, Buyer expressly acknowledges and agrees that the Real Property shall not include any portion of the real property defined in the Declaration as the “Parking Unit” and legally described in the attached Exhibit “A,” the existing parking structure and related improvements and fixtures (the “Parking Structure”) situated upon the Parking Unit, or the right to use the “Limited Common Elements” (if any) assigned solely to the Parking Unit pursuant to the Declaration.

(b)                         All of Seller’s right, title and interest in and to all of the personal property owned by Seller and attached to or located on and used in connection with the operation of the Real Property, including, without limitation, furniture, furnishings, fittings, appliances, machinery and equipment (excluding any leased equipment), computers and related equipment required for operating the MOB (collectively, the “Computers”), building materials, operating inventories, supplies and the glass art currently located in the lobby of the MOB (the “Glass Art”), all of which was present as of December 31, 2013, except to the extent consumed in theordinary course of operations for the Property (collectively, the “Personal Property”).  Buyer expressly acknowledges and agrees that (i) the two (2) spare HVAC compressors on the Property and the freon contained therein (to be recaptured during the HVAC system replacement process described in Section 8(h)) are budgeted to be resold after the HVAC system replacement; (ii) the estimated receipts from such resale are required to achieve the $670,000.00 estimate for the replacement cost; and (iii) such spare HVAC compressors (collectively, the “Spare HVAC Compressors”) and the materials (including the freon) to be removed therefrom are expressly excluded from the MOB and Personal Property to be conveyed under this Agreement.

(c)                          All of Seller’s right, title and interest in and to all leases, contracts and other agreements incident to the operation of the business conducted on the Real Property, including, without limitation, management contracts, on-site maintenance contracts, janitorial contracts, and leasing commission agreements, all of which are listed on attached Schedule 1(c) (collectively, the “Contract Rights”).

(d)                         All of Seller’s right, title and interest in and to all financial and other books and records maintained in connection with the operation of the Real Property; all preliminary, final and proposed building plans and specifications relating to the Real Property; and all surveys, structural reviews, grading plans, topographical maps, architectural drawings and engineering, soils, seismic, geologic, environmental, and architectural reports, studies, certificates, and similar documents relating to the Real Property; all of which, to the extent such items are in Seller’s possession, are located at Seller’s Management Office at Suite 530 in the MOB and shall remain there until the Closing Date (collectively, the “Records and Plans”).

(e)                          All of Seller’s right, title and interest in and to all guarantees and warranties relating to the Property and the fixtures and equipment located therein; all of which, to the extent such items are in Seller’s possession, are  located at Seller’s Management Office at Suite 530 in the MOB and shall remain there until the Closing Date (collectively, the “Warranties”).

(f)                           All of Seller’s right, title and interest in and to all trade names, licenses, the MOB’s URL and related website content (i.e., www.pdmedical.com) which Buyer shall, promptly after Closing, amend, revise and otherwise update to reflect the change in ownership, permits, certificates of occupancy, approvals, dedications, subdivision maps, and entitlements issued, approved or granted by governmental or quasi-governmental entities or otherwise relating to the Property; and any and all development rights and other intangible rights, titles, interests, privileges, and appurtenances owned by Seller and in any way relating to or used in connection with the Property and/or the operation of the business conducted on the Real Property; all of which, to the extent such items are in Seller’s possession, are located at Seller’s Management Office at Suite 530 in the MOB and shall remain there until the Closing Date (collectively, the “Licenses and Permits”).

2.                                      Purchase Price.  The purchase price for the Property is Thirty-Nine Million Nine Hundred Ninety-One Thousand Five Hundred Thirty-Four and 00/100 Dollars US ($39,991,534.00), of which One-Hundred Thousand and 00/100 Dollars US ($100,000.00) is allocated to the Glass Art and Computers (collectively, the “Purchase Price”), payable by Buyer as follows:

(a)                         The Purchase Price, subject to adjustments pursuant to this Agreement, including, but not limited to, those adjustments set forth in Section 8 of this Agreement, shall be paid to Seller at Closing (as defined below) in cash by wire transfer of immediately available federal funds.  Buyer’s Federal Tax I.D. Number is 80-0941870; Seller’s Federal Tax I.D. Number is 98-0051015.

(b)                         The Purchase Price includes an amount equal to the estimated prepayment penalty to be incurred by Seller, if any, in connection with the repayment at Closing of those certain loans from Genworth Financial (the “Prepayment Penalty”), which is estimated to be Three Million Three Hundred Thirty-Six Thousand Four Hundred Seventy-Seven and 00/100 Dollars US ($3,336,477.00) as of the Effective Date.  In the event that the actual amount of the Prepayment Penalty is less than Three Million Three Hundred Thirty-Six Thousand Four Hundred Seventy-Seven and 00/100 Dollars US ($3,336,477.00), Buyer shall be entitled to a credit toward the Purchase Price payable by Buyer equal to Fifty Cents US ($0.50) for each One Dollar US ($1.00) that the Prepayment Penalty is less than Three Million Three Hundred Thirty-Six Thousand Four Hundred Seventy-Seven and 00/100 Dollars US ($3,336,477.00).  Further, in the event that the actual amount of the Prepayment Penalty is more than Three Million Three Hundred Thirty-Six Thousand Four Hundred Seventy-Seven and 00/100 Dollars US ($3,336,477.00), the Purchase Price payable by Buyer shall be increased by One Dollar US ($1.00) for every One Dollar US ($1.00) that the Prepayment Penalty exceeds the sum of Three Million Three Hundred Thirty-Six Thousand Four Hundred Seventy-Seven and 00/100 Dollars US ($3,336,477.00); provided, however, that the maximum increase in the amount Buyer shall be obligated to pay for such higher Prepayment Penalty is One Hundred Sixty-Three Thousand Five Hundred Twenty-Three and 00/100 Dollars US ($163,523.00) (the “Prepayment Cap”).  In the event the that the actual amount of the Prepayment Penalty is more than the Prepayment Cap, Seller may elect to pay the excess amount over and above the Prepayment Cap.  If, however, Seller elects not to pay the amount by which the Prepayment Penalty exceeds the Prepayment Cap, then Buyer may, at its option, (i) elect to terminate this Agreement, in which event Escrow Agent shall return the Deposit together with all accrued interest forthwith to Buyer and no party shall thereafter have any further rights, duties or obligations hereunder except with regard to indemnifications which shall by their express terms survive the termination of this Agreement; or (ii) elect to close the purchase transaction contemplated herein by paying the full amount of the Prepayment Penalty, without any reduction of the Purchase Price.  Seller has previously informed Buyer, and Buyer acknowledges and agrees, that pursuant to the terms of the Genworth Financial loans, Seller is required to provide Genworth Financial and/or the servicer for the loans (collectively, “Genworth”) a minimum of thirty (30) days’ advance written notice of Seller’s intent to prepay such loans (the “Prepayment Notice”), and further that upon acceptance of the Prepayment Notice by Genworth, Genworth will notify Seller of the estimated amount of the Prepayment Penalty as of the Closing Date, as the amount depends on the applicable U.S. Treasury Bill rates and is not finalized until three (3) days before the pay-off date.  Buyer hereby acknowledges and agrees that anything to the contrary in this Agreement notwithstanding, Seller will be unable to close the purchase transaction contemplated by this Agreement unless and until Genworth has accepted the Prepayment Notice and notified Seller of the amount of the Prepayment Penalty.

3.                                      Closing.  Subject to Genworth having accepted the Prepayment Notice and notified Seller of the amount of the Prepayment Penalty (as set forth in Section 2(c) above), the Closing shall be held on the date that is thirty-five (35) days after the Effective Date (the “Closing Date”), or on such earlier date as Buyer and Seller may mutually agree but still in compliance with and upon satisfaction of all terms of the Genworth prepayment process set forth herein.  The Closing shall be an escrow closing with the Title Company (as defined below) acting as the closing escrow agent (“Closing”).  Buyer and Seller expressly agree that in the event that all contingencies, conditions precedent and other requirements to the parties’ obligations to close the purchase transaction contemplated herein have occurred, been satisfied or been properly waived as of the Closing Date except for Genworth’s acceptance of the Prepayment Notice and notification to Seller of the amount of the Prepayment Penalty, the Closing Date shall automatically be extended until ten (10) days after Genworth has accepted the Prepayment Notice and notified Seller of the amount of the Prepayment Penalty, but in no event more than ninety (90) days after the original Closing Date.  In the event that Genworth has not accepted the Prepayment Notice and notified Seller of the amount of the Prepayment Penalty within ninety (90) days after the original Closing Date, then Buyer or Seller may, at its option, elect to terminate this Agreement, in which event Escrow Agent shall return the Deposit together with all accrued interest forthwith to Buyer and no party shall thereafter have any further rights, duties or obligations hereunder except with regard to indemnifications which shall by their express terms survive the termination of this Agreement.

4.                                      Title.  Prior to the Effective Date, Buyer ordered and received a title insurance commitment prepared in accordance with all of the terms and conditions of this Agreement (the “Title Commitment”), and provided a complete copy of the Title Commitment (including all attachments and exhibits thereto) to Seller.  Likewise, Buyer has provided Seller a complete copy of the Survey (as defined below) in accordance with the terms and conditions set forth in Section 6(c) below.  Buyer hereby acknowledges and agrees that the condition of title to the Real Property, as reflected in the Title Commitment and the Survey, is acceptable as of the Effective Date, and Buyer and Seller expressly agree that Title to the Real Property shall be free from all liens, encroachments and encumbrances, other than those liens, encumbrances, exceptions and other matters set forth on the attached Schedule 1(g) (the “Permitted Exceptions”).

(a)                         The Title Commitment was prepared in accordance with the then current standard ALTA Form issued by First American Title Insurance Company (the “Title Company”), agreeing to issue, upon recording of the limited warranty deed described in this Agreement, an ALTA owner’s title insurance policy to Buyer and an ALTA Lender’s title insurance policy issued to Buyer’s lender(s), if applicable, in the amount of the Purchase Price insuring title to the Real Property in accordance with this Agreement and containing a “fifty-year chain-of-title search,” a zoning endorsement on ALTA Form 3.1 (with parking), a survey endorsement insuring that the survey accurately depicts the Real Property (including without limitation boundaries, improvements, the Parking Structure Parcel, Access Easement Area, easements and encroachments), a contiguity endorsement, an access endorsement, an endorsement for “gap coverage,” a location endorsement and an owner’s comprehensive endorsement, a utility facilities endorsement, and a tax parcel endorsement.  Buyer may cause the Title Company at or prior to Closing to down date the Title Commitment to the date and time of Closing and provide a “title mark-up” showing the final form of the title insurance policy (including the above referenced endorsements) to be issued, which mark-up shall obligate the Title Company to issue the final title insurance policy in such form.  The title mark-up and final title insurance policy shall be free from the standard requirements and exceptions and shall be subject only to the Permitted Exceptions.  The premium for the title policy and any fees for endorsements or other services provided by the Title Company shall be paid by Buyer on or before Closing.

(b)                         Title Defects. In the event Buyer has the Title Commitment down-dated in accordance with Section 4(a) above, then Buyer may, within three (3) days of Buyer’s receipt of the down-dated Title Commitment but in no event later than the day before the Closing Date, object in writing to any condition of title not identified as a Permitted Exception, which, in Buyer’s sole discretion, affects the marketability or insurability of title to the Real Property (hereinafter referred to as a “Title Defect”).  If Buyer provides Seller with proper written notice of any objections affecting the title to the Real Property as revealed by the down-dated Title Commitment, Seller shall then have the right, but not the obligation, to cure or satisfy such Title Defect at or before the Closing; provided, however, that Seller shall not be required to institute any lawsuit or other legal proceedings to cure or satisfy any Title Defect.  If the Title Defects are not satisfied by Seller at or before the Closing, then, at the option of Buyer, as evidenced by written notice to be given to Seller and Escrow Agent at or before Closing, Buyer may, at its option, (i) elect to terminate this Agreement, in which event Escrow Agent shall return the Deposit together with all accrued interest forthwith to Buyer and no party shall thereafter have any further rights, duties or obligations hereunder except with regard to indemnifications which shall by their express terms survive the termination of this Agreement; or (ii) elect to close the purchase transaction contemplated herein subject to such Title Defects, without any reduction of the Purchase Price other than for Title Defects of an ascertainable monetary value that are the sole and exclusive obligation of Seller, in an amount not to exceed Five Thousand and 00/100 Dollars US ($5,000.00), cumulatively, without Seller’s prior written consent. If Buyer fails to notify Seller that Buyer is terminating this Agreement pursuant to this Section 4(b), Buyer shall be deemed to have selected option (ii) in the previous sentence.

(c)                          Seller shall transfer to Buyer all of the Personal Property free of all liens and encumbrances.

5.                                      Representations and Warranties.                A.  Seller represents and warrants that all of Seller’s representations and warranties relating to this Agreement are true, correct and complete as of the Effective Date of this Agreement and shall be deemed reaffirmed as true, correct and complete as of Closing. Seller acknowledges that the representations and warranties made in this Agreement by Seller are a material inducement to Buyer’s entering into this Agreement and purchasing the Property.  All of Seller’s representations and warranties relating to this Agreement shall survive the Closing of the transactions contemplated herein for a period of one hundred eighty (180) days. In addition to any other representations and warranties set forth in this Agreement, Seller hereby further represents, warrants and covenants to Buyer as follows:

(a)                         Seller holds fee simple title to the Real Property and Seller has good title to the Personal Property.  Seller is a validly organized and duly existing corporation organized under the laws of British Columbia, Canada, is authorized to transact business in the United

States of America and the State of Georgia, and has the power and authority to enter into this Agreement and to consummate the transactions herein contemplated.

(b)                         Neither the execution and delivery of this Agreement, nor compliance with the terms and conditions of this Agreement by Seller, nor the consummation of the sale and conveyance of the Property to Buyer, constitutes or will constitute a violation or breach of the articles of incorporation or by-laws of Seller, as the same may have been amended from time to time, or of any agreement or other instrument to which Seller is a party, to which it is subject or by which it is bound.

(c)                          The execution and delivery of this Agreement have been approved by Seller and no further action is required on the part of Seller to consummate the transaction contemplated hereby. The person executing this Agreement on behalf of Seller shall have all requisite authority to execute this Agreement, and this Agreement, as executed, is valid, legal and binding upon Seller. There are no proceedings pending or threatened by or, to Seller’s actual knowledge, against Seller in bankruptcy, insolvency or reorganization in any state, federal or foreign court.

(d)                         Seller has no actual knowledge of, and has received no notice from, any governmental authority requiring any work, repairs, construction, alterations or installations on or in connection with the Property, or asserting any violation of any federal, state, county or municipal laws, ordinances, codes, orders, regulations or requirements affecting any portion of the Property, including, without limitation, the Americans with Disabilities Act and any applicable environmental laws or regulations. To Seller’s actual knowledge, there is no action, suit or proceeding pending or threatened against or affecting Seller or the Property or any portion thereof or relating to or arising out of the ownership of the Property, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality.

(e)                          To Seller’s actual knowledge, no assessments or charges of any kind or nature (deferred or otherwise) for any public improvements have been made against the Property which remain unpaid, no improvements to the Property or any roads or facilities abutting the Property have been made or ordered of which Seller has actual knowledge and for which Seller understands that a lien, assessment or charge can validly be filed or made, and Seller has no actual knowledge of any plans for improvements by any governmental or quasi-governmental authority which might result in a special assessment against the Property.  Seller has incurred no obligations relating to the installation of or connection to any sanitary sewers or storm sewers which shall be enforceable against the Property, and all public improvements ordered, advertised, commenced or completed prior to the Effective Date of this Agreement for which Seller has actual knowledge and that are the responsibility of Seller shall be paid for in full by Seller prior to Closing.

(f)                           Seller reasonably believes and understands that all certificates of occupancy and licenses necessary for operation of the Property, as presently conducted, have been issued by all authorities having jurisdiction thereof, and all such certificates of occupancy and licenses are in full force and effect. Seller has not received any written notice of suspension or cancellation of any such certificates of occupancy or licenses.  To Seller’s actual knowledge without investigation and except as already disclosed to Buyer, there is no defective condition, structural or otherwise, in the buildings or other improvements on the Real Property, or in the buildings’ roof, heating, ventilating, air conditioning, mechanical, plumbing, electrical systems and equipment, and other building systems and equipment are in good condition and working order and adequate in quantity and quality for the comfortable and normal operation of the Property.  Any defective condition of which Seller gains actual knowledge after the Effective Date shall be disclosed to Buyer promptly and shall be subject to Seller’s obligation to make repairs as specifically set forth in this Agreement.

(g)                          To Seller’s actual knowledge:  (i) there has been no disposal, burial or placement of Hazardous Substances (as defined below) on or about the Property during the period for which Seller has held title thereto; (ii) the Property and Seller are not in violation of any Environmental Laws (as defined below), and no other person or entity has used all or part of the Property or any lands contiguous to the Property in violation of any Environmental Laws during the period for which Seller has held title thereto; (iii) except as Buyer is already aware, there are no storage tanks on or under the Property; and (iv) Seller has disclosed to Buyer all information in Seller’s actual possession, custody or control relating to the environmental condition of the Property.  Seller has not received any information from neighboring property owners indicating they have any concerns about existing environmental conditions which could affect the Property or suggesting they might look to Seller for contribution to clean up such condition.

In the event Buyer shall discover such Hazardous Substances and/or violations of Environmental Laws, underground tanks or other unsatisfactory (in Buyer’s sole discretion) environmental conditions on the Property at any time prior to Closing, Buyer shall have, as its sole remedy therefor, the right to terminate this Agreement upon written notice thereof to Seller within five (5) days of Buyer’s discovery of the same, whereupon Escrow Agent shall return the Deposit to Buyer together with all interest thereon, and thereafter this Agreement shall be deemed void and neither party shall have any further rights or obligations hereunder.

For purposes of this Agreement, the term “Environmental Law(s)” shall mean all federal, state and local laws including statutes, regulations, codes and other governmental standards, restrictions, rulings, judgments, orders and requirements in effect now or at any time in the past relating to the use, storage, disposal, release, emission, dispersal, spilling, leaking, burial, migration, seepage, movement, discharge, management, investigation, remediation, monitoring, regulation relating to air pollutants, water pollutants, process wastewater, solid or hazardous waste, chemicals, gases, vapors, water pollutants, groundwater, effluents, stormwater runoff, surface water runoff, wetlands, Hazardous Substances or employee health and safety, including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Occupational Safety and Health Act of 1970 (all as the same may have been amended), regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency.

For purposes of this Agreement, the term “Hazardous Substance(s)” shall mean all hazardous, toxic, flammable, explosive or radioactive substances, wastes and materials; any pollutants or contaminants (including, but not limited to, petroleum products, asbestos, raw materials and natural substances that include hazardous constituents); and any other similar substances or materials that are regulated under Environmental Laws; provided, however, that for purposes of this Agreement and Seller’s representations and warranties herein, the term “Hazardous Substance(s)” shall include any “medical waste” (as such term or phrase is  customarily defined or understood within the commercial real estate industry) that is not generated by or otherwise involved with the operations of, or use of space by any tenants in the MOB or the Pharmacy within the Parking Structure, but shall not include any medical waste that is generated by or otherwise involved with the operations of, or use of space by any tenants in the MOB or the Pharmacy within the Parking Structure (“Tenant Medical Waste”), all of which is expressly the responsibility of such tenant under its lease for space in the MOB, Buyer hereby expressly acknowledging that all such tenants are responsible for the proper handling and disposal of such matter.  Seller has managed the MOB in accordance with the Leases (as defined below) and thereby the requirements of each such tenant’s medical or healthcare specialty for the proper handling and disposal of any Tenant Medical Waste, compliance with which has been each such tenant’s responsibility.  To the best of Seller’s knowledge, there has been no known handling or disposal of any Tenant Medical Waste that is not in compliance with all applicable legal requirements for the same.  In conjunction with the transfer of the Property and assignment of the Leases, Seller shall assign to Buyer all claims and rights of Seller against all current and former tenants of the MOB for all acts and omissions by such tenants with respect to any medical waste occurring prior to Closing.

(h)                         Except as identified in Schedule 1(c) or otherwise previously disclosed to Buyer, there are no management, employment, service, equipment, supply, maintenance, water, sewer or other utility or concession agreements or agreements with municipalities (including improvement or development escrows or bonds) with respect to or affecting the Property which will burden the Property or Buyer after Closing in any manner whatsoever, except for instruments of record.

(i)                             There are no existing leases, whether oral or written, agreements of sale, options or rights of first refusal to purchase, rights of first offer to purchase, tenancies, licenses or any other claims to possession or use affecting the Property except as listed in Exhibit “C” attached hereto.  Exhibit “C” lists all:  (i) leases and subleases approved by Seller, if any, for any portion of the Property and all assignments, amendments and addenda approved by Seller, if any, related thereto in effect on the Effective Date (the “Leases”); and (ii) guaranties with respect to the Leases in effect on the Effective Date (the “Guaranties”).  Except as previously disclosed to Buyer, each of the Leases and Guaranties is, to the best of Seller’s knowledge, valid and subsisting and in full force and effect and has not been further amended, modified or supplemented, and the tenant thereunder is in actual possession in the normal course and the tenant is not in default thereunder.  No tenant has asserted any claim of which Seller has actual notice which would in any way affect the collection of rent from such tenant, and no written notice of default or breach on the part of the landlord under any of the Leases has been received by Seller or its agents from the tenant thereunder.  All painting, repairs, alterations and other work required to be performed thereunder have been or will, prior to Closing, be fully performed and paid for in full by Seller; provided, however, that such commitment by Seller to perform and/or pay for such matters shall not include any expenses relating to any lease that may be negotiated between the Effective Date and the Closing.  Seller shall not agree to (nor enter into) any new lease or any modification of any existing lease without the prior approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed.  Buyer agrees to respond timely and agree or not agree to any such request for approval by Seller prior to Closing.

(j)                            The rents set forth in Exhibit “C” are the actual rents, income and charges presently being collected by Seller for the Leases.  None of the Leases and none of the rents or other amounts payable thereunder have been assigned, pledged or encumbered by Seller, except to the extent, if any, that Seller has made collateral assignments of rents and leases to the holder of a mortgage on the Property.  No security deposits have been paid by any tenants which have not heretofore been returned, except as set forth in Exhibit “C” hereto, if any.

(k)                         The preliminary statement of income and expenses attached hereto as Exhibit “D” accurately reflects the income and expenses for operating the Property for the period ending December 31, 2013.   Buyer hereby acknowledges that Seller has previously provided Buyer with such statements for calendar years 2011 and 2012.

Whenever a representation or warranty by Seller is made in this Agreement, however qualified, such representation or warranty will be deemed to be made to the actual (and not implied or constructive) knowledge of John Windsor of North American Property Corporation.  Seller represents and warrants to Buyer that such individual is in a position to know the information set forth in this Section 5; however, in no event will the making of the representations and warranties in this Agreement cause such individual to be personally liable for any claims arising out of or as a result of the making of such representations and warranties.

B.  Buyer represents and warrants that all of Buyer’s representations and warranties relating to this Agreement are true, correct and complete as of the Effective Date of this Agreement and shall be deemed reaffirmed as true, correct and complete as of Closing. Buyer acknowledges that the representations and warranties made in this Agreement by Buyer are a material inducement to Seller’s entering into this Agreement.  Seller hereby further represents, warrants and covenants to Buyer as follows:

(a)                     The execution and delivery and performance under this Agreement by Buyer does not, and at Closing will not result in any violation of, or be in conflict with or constitute a default under (i) any agreement, mortgage, deed to secure debt, deed of trust, indenture, instrument to which Buyer is a party or (ii) to the best of Buyer’s knowledge, any judgment, decree, order, statute, rule or governmental regulation to which Buyer is subject.

(b)                         Buyer and each individual acting for or on behalf of Buyer hereunder have the requisite authority and power to enter into this Agreement and to consummate the transaction provided for by this Agreement and without the consent or addition of any other person or party.

6.                                      Conditions of Buyer’s and Seller’s Obligations.  The obligations of Buyer and Seller under this Agreement to purchase and sell the Property are contingent on the satisfaction of the following conditions within each condition’s respective time-period (any one of which may be waived in whole or in part by the party in whose favor the condition is created and/or exists within each condition’s time period):

(a)                         At Closing, all of the representations and warranties by Buyer and Seller set forth in this Agreement shall be true and correct in all respects as though such representations and warranties were made at and as of Closing, and Buyer and Seller each shall have performed, observed and complied with all covenants, agreements and conditions required by this Agreement.

(b)                         Additionally, the following shall apply and/or occur:

(i)                                     Seller shall use its best efforts to obtain and deliver to Buyer, prior to or at Closing, duly executed originals of a certificate from each tenant under the Leases, in substantially the same form attached hereto as Exhibit “E” (“Estoppel Certificate”), to the extent such certificate is expressly required or provided in any of the Leases, and shall inform Buyer of any reason why Seller was unable to obtain such from any particular tenant.  Similarly, Seller shall use its best efforts to assist Buyer in obtaining, prior to or at Closing, duly executed originals of a Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) in a form to be negotiated by Buyer with Northside Hospital, Inc. and Peachtree Orthopaedic Clinic, P.A., respectively; provided, however, that Seller’s or Buyer’s inability to obtain, prior to or at Closing, an Estoppel Certificate or SNDA from such tenants shall not constitute a failure of condition precedent to Buyer’s obligation to close the purchase transaction contemplated herein or grounds for Buyer to cancel or otherwise terminate this Agreement.

(ii)                                  At Closing, Buyer shall assume management responsibilities for the Property.  In connection therewith, Buyer shall offer in good faith to enter into agreements with the current property management personnel who are employees of Seller for the continued delivery of management services, on terms and conditions mutually acceptable to Buyer and such employee.  If no such agreement(s) is/are concluded by the Closing Date, then Buyer shall provide property management services and retain the current property management personnel from and after the Closing Date at their current compensation and benefits.  Buyer agrees that notwithstanding its employment of Diane Dean and Pat Potter, whether by written agreement or retention pursuant to the default provision set forth above, Diane Dean and Pat Potter shall permit each of them to continue to provide management services to Seller.  Further, Buyer agrees in the event it does not enter into an agreement with Diane Dean on or before the Closing Date, Buyer shall nonetheless retain Diane Dean as the Property Manager for the MOB until at least fifteen (15) days after completion of HVAC system replacement described in Section 8(h), for which she will be compensated by Buyer under the same terms and at the same amount as provided to her by Seller immediately prior to Closing.

(iii)                               Attached hereto as exhibits are the following: (1) the Declaration; (2) the bylaws of the Condominium; and (3) a lease between Buyer, as tenant, and Seller, as landlord, for the Buyer’s use of the Parking Unit of the Condominium, including all of the parking spaces located in the Parking Structure, in the surface parking areas contained within any of the Common Elements or Limited Common Elements of the Condominium, and in the surface parking spaces located on the portion of the Real Property (the “Parking Space Lease”).

(c)                          Prior to the Effective Date, Buyer has obtained a current ALTA survey of the Property (the “Survey”) at Buyer’s expense, that: (aa) is satisfactory to Buyer in all respects (in Buyer’s sole discretion); (bb) is prepared by a licensed, insured and qualified surveyor selected by Buyer; (cc) is certified to Buyer, Buyer’s lender(s) (if any) and the applicable title company; (dd) includes all Table A requirements, except Item 5 of Table A; (ee) shows and discloses no encroachments onto the Property or over the boundaries of the Property, and no easements or other matters that would affect Buyer’s intended use of the Property; and (ff) is sufficient to remove the standard title exceptions relating to surveys without adding any new exceptions.  In addition, the Survey locates all public utilities, water courses, drains, sewers and roads (including vacated streets and alleys) crossing or adjacent to the Property, identifies the Parking Structure Parcel and Access Easement Area, and contains an acceptable certification by the surveyor.   Buyer’s rights with respect to any matter depicted on or disclosed by the Survey shall be subject to the requirements and restrictions set forth in Section 4(b) above.

(d)                         To the best of Seller’s knowledge and to the extent in Seller’s possession or control, Seller has delivered to Buyer or allowed Buyer access to the items requested by Buyer pursuant to the list attached as Exhibit “A” to the Letter of Intent entered into between Buyer and Seller, as revised on December 20, 2013, that are in Seller’s possession or control at Seller’s Management Office (as defined below) (the “Disclosure Materials”).  Buyer shall keep all Disclosure Materials and other information delivered by Seller strictly confidential prior to Closing.

(e)                          At Closing, Seller shall deliver to Buyer, or such items shall be located at Seller’s Management Office (as defined and indicated below), as appropriate, duly executed originals of the following:

(i)                                     A limited warranty deed to the Real Property in form reasonably acceptable to Buyer, Seller and the Title Company, expressly warranting that the Real Property is good, indefeasible, in fee simple, subject only to the Permitted Exceptions, duly executed and acknowledged by Seller and in proper form for recording, (the “Deed”).

(ii)                                  A valid bill of sale for the Personal Property.

(iii)                               A valid assignment of the Leases and the Guaranties, in form reasonably acceptable to Buyer, Seller and the Title Company, duly executed and acknowledged, assigning to Buyer all of Seller’s right, title and interest in and to the Leases, the Guaranties and the security deposits held by Seller pursuant to the Leases, together with an executed original of each of the Leases and Guaranties (or copies if originals are not available), and a letter addressed to each tenant and guarantor informing them of the sale (the “Tenant Notice Letter”).  The Tenant Notice Letter shall be in form and substance reasonably satisfactory to, and approved in writing by, Buyer.  The foregoing assignment shall include an indemnification from Seller to Buyer against liability for claims asserted against Buyer under the Leases and the Guaranties for events occurring prior to Closing, including without limitation, by reason of any underpayment or overpayment of operating expenses for the Property prior to Closing as set forth in Section 8 of this Agreement, and an indemnification from Buyer to Seller against liability for claims asserted against Seller for events occurring after Closing.  Upon completion of the final calculations to determine each tenant’s obligations for 2014 recoverable operating expenses, any overpayment received by Seller from tenants for its period of ownership in 2014 up to the date of Closing shall be promptly reimbursed to Buyer by Seller, and any underpayment of the same shall similarly be promptly reimbursed to Seller by Buyer.  Any amounts outstanding as accounts receivable to or for the benefit of Seller at Closing shall be promptly remitted to Seller upon receipt by Buyer.

(iv)                              To the extent required, Forms 8288 and 8288-A to be filed with the United States Internal Revenue Service to comply with tax withholdings required under 26 USC § 1445, copies of which are attached hereto as Exhibit “F”.

(v)                                 An assignment in form and substance mutually and reasonably satisfactory to Seller and Buyer, duly executed by Seller, assigning to Buyer all of Seller’s right, title and interest in and to the Contract Rights, Licenses and Permits, Records and Plans, Warranties and any other permits, licenses, plans, authorizations and approvals relating to ownership, operation or occupancy of the Property, to the extent any such rights, title and interest are assignable.

(vi)                              A certificate certifying that the representations and warranties of Seller, as set forth in this Agreement, are true and correct in all respects as of the Closing and shall survive Closing for a period of one hundred eighty (180) days.  Similarly, Buyer shall deliver to Seller at Closing a certificate certifying that the representations and warranties of Seller, as set forth in this Agreement, are true and correct in all respects as of the Closing.

(vii)                           Notwithstanding anything to the contrary in this Agreement, Seller shall provide Buyer original and complete waivers of any and all existing rights of first refusal to purchase, rights of first offer to purchase, options to purchase, or any other similar rights to purchase (including, but not limited to, any and all consents), executed by the necessary parties, so that Seller is able to freely transfer the Property to Buyer unencumbered by such rights. [NOTE: no such options or rights exist, and therefore, there will not be anything to deliver to Seller.]

(viii)                        Originals of the following instruments, documents and other items (or copies if originals are unavailable):

(A)                               All certificates of occupancy (and any required governmental approvals in connection with the transfer of the Property), licenses, plans, permits, authorizations and approvals required by law and issued by all governmental authorities having jurisdiction over the Property to the extent in Seller’s possession or control at Seller’s management office for the Property located at 5505 Peachtree Dunwoody Road, Suite 530, Atlanta, Georgia (“Seller’s Management Office”), which shall be available at Seller’s Management Office at Closing;

(B)                               the Leases and the Guaranties, which shall be available at Seller’s Management Office at Closing;

(C)                               the Parking Space Lease;

(D)                               the Estoppel Certificates (except as otherwise provided in Section 6(b)(i) above);

(E)                                all building records with respect to the Property to the extent in Seller’s possession or control at Seller’s Management Office, which shall be available at Seller’s Management Office at Closing;

(F)                                 each bill of current real estate taxes, sewer charges and assessments, water charges and other utilities, together with proof of payment thereof (to the extent same have been paid) to the extent in Seller’s possession or control at Seller’s Management Office, which shall be available at Seller’s Management Office at Closing; and

(G)                               the Warranties to the extent in Seller’s possession or control at Seller’s Management Office, which shall be available at Seller’s Management Office at Closing.

(H)                              All keys and combinations to locks at the Property, all plans, specifications, site plans, equipment manuals, technical data and other documentation relating to the building systems, equipment and any other personal property forming part of the Property or any portion thereof to the extent in Seller’s possession or control at Seller’s Management Office, which shall be available at Seller’s Management Office at Closing.

(I)                                   An affidavit of title in favor of Buyer and Buyer’s title insurer, together with such other affidavits as are required by Buyer’s title insurer, in the standard forms used by such title insurance company and reasonably acceptable to Seller.

(J)                                   A Closing Statement accurately setting forth the financial terms of this transaction and a summary of the Purchase Price (the “Closing Statement”).

(K)                              Such other documents as may be reasonably required to consummate this transaction in accordance with this Agreement.

Except as otherwise provided herein, unless all of the foregoing conditions contained in this Section 6 and required of Seller are satisfied and completed within each condition’s applicable time period, or if no time period is specified, prior to or at Closing, Buyer, at its election (in its sole discretion), may, upon written notice to Seller and Escrow Agent, either: (i)  extend the date for Closing until such conditions required of Seller are satisfied but in no event more than fifteen (15) days; or (ii) terminate this Agreement and have the Deposit refunded together with accrued interest; or (iii) waive in writing the satisfaction of any such condition or conditions, in which event this Agreement shall be read as if such condition or conditions no longer existed.

7.                                      Possession.  Possession of the Property shall be given to Buyer at Closing unoccupied and free of any leases except the Leases (and subject only to any tenants’ rights under the Leases).  If Buyer at any time elects to remove the Glass Art from the Property, Buyer shall first notify Seller and provide Seller with a reasonable opportunity to remove and retain the Glass Art without payment.

8.             Prorations and Charges.  Notwithstanding anything to the contrary contained herein, the date for all prorations and adjustments described herein shall be made as of February 28, 2014 if the Closing occurs in February 2014 or March 31, 2014 if the Closing occurs in March 2014 or the last day of such later month in which the Closing occurs (the “Adjustment Date”).  The following items shall be prorated or adjusted as of either such date:

(a)                         All general real estate and personal property taxes based on the taxes for the year in which the Closing occurs, if known, otherwise on the prior year’s taxes.  Seller shall be responsible for all real estate taxes through the Adjustment Date.  In the event taxes are prorated on the prior year’s taxes, the parties agree to reprorate taxes when the taxes for the current year are known, and the parties agree to make such payment between themselves to effectuate such reproration.  Assessments of any kind (general, special or otherwise) levied or to be levied, if any, for work on site actually commenced or announced (by either a private individual or entity or a governmental entity) prior to Closing shall be paid by Seller at or prior to Closing but pro-rated if such is an annual charge.  All other assessments shall be paid by Buyer if this transaction is consummated.

(b)                         In addition, the following items shall be prorated as of the Adjustment Date and shown as credits to Buyer on the Closing Statement, as applicable: all rents and other  payments paid to Seller under the Leases for periods subsequent to the date of Closing.   Miscellaneous accounts required for the orderly transfer of management of the Property shall be handled between the parties in a reasonable and prudent business-like manner. The property management staff of Seller who are engaged by Buyer to manage the Property after Closing shall pay all invoices for all of the expenses for the Property for the period ending as of the Closing Date with Seller’s funds and operating expenses for all periods after the Closing Date from Purchaser’s funds, and shall prorate all expenses, including all utility charges (as applicable), including, but not limited to, sewer, water, electricity, gas, telephone and other private and municipal charges, that can cover both a pre-Closing and post-Closing time period in a fair and reasonable manner.  Seller shall, with Buyer’s assistance and cooperation, be responsible for collecting any rents or other payments payable to Seller under the Leases for periods prior to the date of Closing.  Income derived from the Property that is earned after the Adjustment Date shall accrue to the benefit of Buyer.  Any expenses that are prepaid by Seller for periods after Closing shall be reimbursed to Seller or credited or offset against any items or amounts payable by Seller.

(c)                                  To the extent required, at Closing, Buyer and Seller acknowledge and agree that, pursuant to 26 USC § 1445, Buyer must and shall withhold ten percent (10%) of the Purchase Price and file Form 8288 and transmit the tax withheld to the IRS by the 20th day after Closing.  Buyer must also complete a Form 8288-A for each person or entity subject to withholding.

(d)                                 At Closing, Seller shall pay to Buyer all security deposits actually paid under the Leases, together with any interest accrued thereon (if applicable or required), as well as any other funds actually paid to Seller by tenants on account of additional rent items not yet due and payable by Seller, such as tax and insurance escrows.  Seller shall make such payment in the form of a credit against the Purchase Price in favor of Buyer.

(e)                                  Buyer and Seller shall each pay one-half (1/2) of the cost of the transfer tax imposed by the State of Georgia upon the conveyance of the Property.  Seller will pay all other costs and expenses incurred by Seller in Closing and consummating the purchase and sale of the Property.  Buyer will pay the fees for the recording of the deed(s) from Seller to Buyer and all other instruments required under this Agreement, the cost of the Survey obtained by Buyer, the cost of the Title Commitment, including the cost of the examination of title to the Property made in connection therewith, and the premium for the owner’s policy (and lender’s policy, if any) of title insurance issued pursuant thereto, and all other costs and expenses incurred by Buyer in Closing and consummating the purchase and sale of the Property.  Buyer and Seller shall each pay one-half (1/2) of any costs and fees of Escrow Agent with regard to the maintenance and disbursement of the escrow for the Deposit and to Closing.  Each party shall be responsible for its own attorneys’ fees incurred in connection with this transaction.

(f)                                   All rights, privileges, income, rents, liabilities, obligations, expenses and costs relating to the assignment and transfer of the Contract Rights, Records and Plans, Warranties, and Licenses and Permits shall be paid by Seller at Closing.

(g)                                  Any and all other normal, on-going operating expenses attributable to the Property shall be prorated between the parties through the day before Closing.

(h)                                 At Closing, Seller shall pay for or escrow an amount sufficient to pay for all of the then unpaid HVAC equipment replacement costs to be made to the Real Property, completion of which is anticipated to occur in March 2014, which, as of the date of this Agreement, have been identified and agreed upon by Buyer and Seller and are estimated to be approximately $670,000.00.  If the HVAC equipment replacement has not been completed prior to Closing, then Buyer and Seller agree that Escrow Agent shall retain in escrow from the proceeds payable to Seller at Closing an amount equal to one hundred five percent (105%) of the then unpaid balance of the estimated cost for the HVAC equipment replacement that is to be made to the Real Property and, upon joint written instructions from Buyer and Seller, disburse such funds as directed by Buyer and Seller, thereafter delivering to Seller the balance of such escrowed funds, if any, after payment in full of the HVAC equipment replacement costs.  In the event that the amount placed in escrow by Seller is not sufficient to pay for the actual amount of such replacement costs, Seller shall be responsible for payment of the shortage, and correspondingly, in the event that the amount placed in escrow by Seller exceeds the actual amount of such replacement costs, then such excess shall be refunded to Seller promptly and in no event more than ten (10) days after payment of such HVAC equipment replacement costs.  Buyer hereby acknowledges that prior to execution of this Agreement, it has requested that Seller order and receive such HVAC equipment even though the parties anticipate that the installation of the same shall not be completed prior to Closing.  The Spare HVAC Compressors and other materials (including recaptured freon) that will no longer be appropriate or necessary for the operation of the MOB will be sold and the proceeds therefrom applied to the cost of the HVAC equipment replacement described herein, and to the extent not sold, shall be retained and returned to Seller, who may sell the same for its own benefit.  Anything to the contrary in this Agreement notwithstanding, the terms of this Section 8(h) shall survive the closing of the transaction contemplated herein.

(i)                                     Within ninety (90) days after the Closing, Buyer and Seller shall reconcile all of the foregoing payments and prorations based on actual bills or invoices received after the Closing, but only if the prorations or payments were based on an estimate and not actual current bills or invoices.  In the event that any item of income, charge, or expense cannot be reconciled accurately within such 90-day period, the Buyer and Seller hereby agree to delay such reconciliation for such particular item(s) until a date when it can be accurately completed.  Any party owing to the other party any amount ascertained by the required reconciliations shall promptly, but in no event later than fifteen (15) business days after the date of the applicable reconciliation, pay the other party  such amount.  The obligations set forth in the Section 8(h) shall survive Closing.

9.                                      Condemnation; Rezoning, Historic Designation.  Seller represents and warrants that Seller has not heretofore received any actual notice of any eminent domain or condemnation proceeding in connection with the Property.  If prior to Closing any such eminent domain or condemnation proceeding is commenced or any change is made, or proposed to be made to: (i) any portion or all of the Property; (ii) the current means of ingress and egress to the Property; or (iii) to the roads or driveways adjoining the Property, Seller agrees immediately to notify Buyer in writing thereof.  Buyer then shall have the right, at Buyer’s option, to terminate this Agreement by giving written notice to Seller within five (5) business days of Buyer’s receipt of such notification from Seller.  If Buyer elects to terminate this Agreement pursuant to the terms set forth in this Section 9, then the Deposit shall be immediately returned to Buyer together with all accrued interest, Buyer and Seller shall be released from any further liability hereunder and this Agreement shall be null and void.  If Buyer does not so terminate this Agreement, Buyer shall proceed to Closing hereunder as if no such proceeding had commenced and will pay Seller the full Purchase Price in accordance with this Agreement, and at Closing Seller shall assign to Buyer all of its right, title and interest in and to any compensation for such condemnation.  If and only if Buyer does not elect to terminate this Agreement pursuant to this Section 9, Seller shall not negotiate or settle any claims for compensation prior to Closing, and Buyer shall have the sole right (in the name of Buyer or Seller or both) to negotiate for, to agree to, and to contest all offers and awards. If, prior to closing, there is a designation of the Real Property (and/or any improvement located thereon) or any portion thereof as a historic structure or other historic designation, or is threatened, commenced or finalized, or there is a threatened, commenced or finalized rezoning of the Real Property, Seller shall promptly notify Buyer, and Buyer may elect to terminate this Agreement within five (5) business days of Buyer’s receipt of such notification from Seller, in which event the Deposit and all accrued interest thereon shall be returned forthwith to Buyer, Buyer and Seller shall be released from any further liability hereunder and this Agreement shall be null and void. If Buyer does not elect to terminate this Agreement, this Agreement shall remain in full force and effect, and at Closing Seller shall assign to Buyer all of Seller’s right, title and interest in and to any dollars paid by the governmental authority (if any) in connection with the rezoning of the Real Property or historic designation.

10.                               Default by Buyer.  If Buyer, without the right to do so and in default of its obligations hereunder, fails to complete Closing as to the Property, the Deposit and all accrued interest shall be paid to Seller.  Such payment of the Deposit and all accrued interest to Seller shall be deemed to be liquidated damages for Buyer’s default and the receipt of same shall be Seller’s exclusive and sole remedy; and Seller hereby waives any right to recover the balance of the Purchase Price, or any part thereof, and the right to pursue any other remedy permitted at law or in equity against Buyer.  The parties agree that it would be impracticable and extremely difficult to ascertain the actual damages suffered by Seller as a result of Buyer’s failure to complete the purchase of the Property pursuant to this Agreement, and that under the circumstances existing as of the date of this Agreement, the liquidated damages provided for in this Section represent a reasonable estimate of the damages which Seller will incur as a result of such failure.  The parties acknowledge that the payment of such liquidated damages is not intended as a forfeiture or penalty under any legal or equitable theory, but is intended to constitute liquidated damages to Seller.

11.                               Default by Seller.  If Seller defaults in the performance of any obligation contained in this Agreement or, without the right to do so and in default of its obligations hereunder, fails to complete Closing, the Deposit and all accrued interest shall be returned to Buyer.  In addition, Buyer may exercise any remedies available to it at law or in equity, including, but not limited to, specific performance.

12.                               Risk of Loss.  Seller shall bear the risk of all loss or damage to the Property from all causes until Closing, including without limitation any condemnation, eminent domain or expropriation proceeding which is commenced prior to Closing, and any loss to the Property due to any casualty or other cause.  Seller represents that it has, and will maintain pending Closing, a policy of fire and extended coverage insurance in at least the full amount of the replacement cost of all buildings and improvements located on the Property.  Seller will request the insurer to add Buyer’s name to the policy as an additional insured, as its interest may appear, but Buyer shall pay any additional premium or charge for such additional insured.  Seller will deliver to Buyer within five (5) business days after the Effective Date written proof that such policy is in effect.  If at any time prior to Closing any portion of the Property is destroyed or damaged as a result of fire or any other casualty whatsoever, or subjected to a bona fide threat of condemnation, expropriation or other proceeding, Seller shall promptly give written notice thereof to Buyer.  If the extent of the estimated or actual damage to or loss in value of the Property resulting from any such event is greater than Two Hundred Fifty Thousand and 00/100 Dollars US ($250,000.00), then Buyer shall have the right:  (i) to terminate this Agreement by written notice to Seller within thirty (30) days of Buyer’s receipt of notice from Seller under this Section, whereupon Escrow Agent shall return the Deposit (with any accrued interest) to Buyer, and thereafter this Agreement shall be void and neither party shall have any further rights or obligations hereunder; or (ii) to proceed with this Agreement and the purchase contemplated herein, subject to such damage or less any interest taken by eminent domain, expropriation or condemnation, shall be effected without in any manner affecting the Purchase Price, and at Closing, Seller shall assign, transfer and set over to Purchaser all of the right, title and interest of Seller in and to any awards and insurance proceeds or claims that have been or that may thereafter be made for such taking or damage.  In the event Buyer elects to proceed under clause (ii) above, the Purchase Price shall be reduced by the amount of Seller’s insurance deductible.

13.                               Brokerage.  Seller represents to Buyer that Seller has engaged the brokerage services of Todd Perman and Newmark, Grubb Knight & Frank (“Broker”) and that Seller shall be solely responsible for all fees, costs, commissions and any and all other amounts due and payable to Broker, which shall be paid to Broker on or before Closing.  Seller further agrees to deliver an executed broker’s lien affidavit from Broker on or before Closing.  Buyer represents and warrants to Seller and Seller represents and warrants to Buyer that, except for Broker, neither has dealt with any broker, agent, finder or other intermediary in connection with this sale and purchase. Seller agrees to pay Broker upon the terms of the separate written commission agreement entered into with Broker.  Buyer shall have no liability or obligation in connection with, and Seller agrees to indemnify, defend and hold Buyer harmless from and against, the claims of Broker and any and all intermediaries claiming a commission in connection with this sale or the Parking Space Lease.  Buyer agrees to indemnify, defend and hold Seller harmless from and against any broker’s claim arising from any breach by Buyer of Buyer’s representation and warranty in this Section 13.

14.                               Operation of the Property Prior to Closing.  Prior to Closing:

(a)                                 Seller shall operate, manage and maintain the Property in a reasonable, professional and prudent manner, and keep the same in good condition at all times.  Without expense to Buyer, Seller shall make all repairs and replacements (structural and non-structural, ordinary and extraordinary) so that the Property is maintained in its present condition, reasonable wear and tear excepted.

(b)                                 Upon reasonable notice to Seller, Buyer, its accountants, architects, attorneys, engineers, contractors and other representatives (the “Buyer Parties”) shall be afforded access to:  (i) the Property to inspect, measure, appraise, test and make surveys of the Property, including, but not limited to, all activities necessary to satisfy the rights and privileges set forth in this Agreement; and (ii) all books, records and files relating to the Property.  Buyer shall have the right, at Buyer’s expense, to make copies of all such books and records, including, without limitation, all books and records relating to real estate taxes, building and operations maintenance costs; provided, however, that Buyer shall return all copies of such books and records if Closing does not occur under this Agreement, and regardless of whether the Closing occurs, all such books and records (including all information contained therein) shall not be disclosed by any of the Buyer Parties, and shall be maintained as confidential in accordance with the provisions of this Agreement.  Buyer shall not interfere unreasonably with the operation of the Property and shall restore any area on the Property disturbed in the course of Buyer’s testing to the conditions existing prior to any tests conducted by Buyer.  All such surveys, inspections and tests shall be undertaken solely at Buyer’s expense and only in such manner as to cause no damage or injury to the Property.  All such surveys, inspections and tests shall be non-destructive in nature and specifically may not include any physically intrusive testing (a Phase II environmental is considered a physically intrusive test) without the prior written consent of Seller, which consent shall not be unreasonably withheld.  Buyer shall indemnify and hold Seller and the Property harmless from and against any and all damages incurred through the exercise of such privilege of inspection and examination by, on behalf of or at the direction of Buyer.  The foregoing indemnity by Buyer will survive any termination or expiration of this Agreement.

(c)                          Seller shall comply with all of the obligations of landlord under the Leases and all other agreements and contractual arrangements affecting the Property by which Seller is bound.

(d)                         Seller shall promptly notify Buyer of Seller’s receipt of any notice from any party alleging that Seller is in default of its obligations under any of the Leases or any permit or agreement affecting the Property, or any portion or portions thereof.

(e)                          No contract for or on behalf of or affecting the Property shall be negotiated or entered into (i) which cannot be terminated by Seller prior to Closing without charge, cost, penalty or premium, or (ii) without Buyer’s prior written consent.  In accordance with Section 5(i) above, Seller shall not agree to (nor enter into) any new lease or any modification of any existing lease without the prior approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed.  Buyer agrees to respond timely and agree or not agree to any such request for approval by Seller prior to Closing

(f)                           Except with the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed, Seller shall not enter into any new leases for any portion of the Property.  Any new lease shall be on a form of lease supplied to Seller by Buyer. In the event Buyer approves any new leases, Seller shall deliver to Buyer an Estoppel Certificate from the tenant(s) and guarantor(s) thereunder as required hereunder for the Leases and otherwise shall comply, as to such new leases and new guaranties, with the terms of this Agreement relating to the Leases and the Guaranties.  Further, except with the prior written consent of Buyer, Seller shall not amend, extend, terminate, accept surrender of, or permit any assignments or subleases of, any of the Leases nor accept any rental more than one (1) month in advance or accelerate the rent due to any tenant default under any of the Leases.  In conjunction with the foregoing, Seller will continue to negotiate lease renewals and new leases for the Property in the ordinary course from the Effective Date and prior to Closing but will seek from Buyer, and Buyer shall provide, instructions as to the terms of such lease negotiations, and Buyer shall pay all transaction costs associated with such lease renewals and new leases, including without limitation leasing commissions, tenant improvement allowances and reimbursements, and any building modification costs.

(g)                          From the Effective Date until Closing, Seller shall maintain the Contract Rights, Records and Plans, Warranties, and Licenses and Permits in full force and effect as applicable and shall not terminate, modify or waive any provision thereof.

15.                               Notice.  All notices, requests and other communications under this Agreement shall be in writing and shall be delivered: (i) in person; or (ii) by registered or certified mail, return receipt requested; or (iii) by recognized overnight delivery service providing positive tracking of items (for example, Federal Express); or (iv) by electronic mail transmission (so long as one of methods (i), (ii) or (iii) are simultaneously utilized) addressed as follows or at such other address of which Seller or Buyer shall have given notice as herein provided:

If intended for Seller:

North American Property Corporation

4355 Erwin Drive

West Vancouver, BC V7V 1H7

Canada

Attention:  J. Windsor, President

Email:  jwindsor@shaw.ca

with a copy to:

Cohen Pollock Merlin & Small, P.C.

3350 Riverwood Parkway, Suite 1600

Atlanta, GA  30339

Attention:  Bradley C. Skidmore, Esq.

Email:  BSkidmore@cpmas.com

If intended for Buyer:

Physicians Realty L.P.

250 East Wisconsin, Suite 1900

Milwaukee, WI  53202

Attention:  John T. Thomas, President & CEO

Email:  jtt@docreit.com

with a copy to:

Davis & Kuelthau, s.c.

111 East Kilbourn Avenue, Suite 1400

Milwaukee, Wisconsin  53202

Attention:  Bradley D. Page, Esq.

Email:  bpage@dkattorneys.com

All such notices, requests and other communications shall be deemed to have been sufficiently given for all purposes hereof only upon receipt by the party to whom such notice is sent. Notices by the parties may be given on their behalf by their respective attorneys.

16.                               Indemnity by Seller.  Subject to the time limitation set forth in Section 5 above for the survival of Seller’s representations and warranties in this Agreement, Seller agrees to indemnify and hold harmless Buyer from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including attorneys’ fees and court costs)

incurred by Buyer by reason of or arising out of a breach of any representation or warranty of Seller set forth in this Agreement.

17.                               Further Assurances.  The parties to this Agreement will execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, or other instruments as the parties’ counsel may reasonably request for the purpose of carrying out the transaction contemplated by this Agreement.

18.                               Miscellaneous.

(a)                         This Agreement shall be void and of no force or effect if not executed by Seller and delivered to Buyer or Buyer’s attorney within seven (7) business days after execution by Buyer and delivery to Seller.

(b)                         The “captions” or “headings” in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

(c)                          Buyer shall not be entitled to assign Purchaser’s interest in this Agreement without the prior written consent of Seller; provided, however, that the parties expressly agree that Buyer shall be entitled to assign its rights, title, and interest herein to any corporation, partnership, limited liability company, or other entity controlled by or under common control with Buyer or specifically created by Buyer for the purpose of acquiring the Property.  Any assignee of either party shall expressly assume all of its assignor’s duties, obligations, and liabilities hereunder, and a copy of such assignment and assumption, in form reasonably acceptable to the non-assigning party and executed by the assigning party and its assignee, shall be provided promptly to the other party.  Seller shall not assign this Agreement without the prior written consent of Buyer.  Any assignment of this Agreement by Seller without Buyer’s prior written consent shall be null and void, and of no force or effect.

(d)                         This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

(e)                          This Agreement, including the exhibits attached hereto, contains the entire agreement as to the Property between Seller and Buyer; and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise, of any kind whatsoever concerning this sale and purchase.  This Agreement shall not be altered, amended, changed or modified except in writing executed by the parties hereto.

(f)                           This Agreement shall be construed in accordance with the internal laws of the State of Georgia, without giving effect to its conflicts of laws provisions.

(g)                          All parties to this Agreement having participated fully and equally in the negotiation and preparation hereof, this Agreement shall not be more strictly construed, or any ambiguities within this Agreement resolved, against either party hereto.  It is the intent of Buyer and Seller that this Agreement be binding on both parties and not illusory. Thus, wherever this Agreement grants Buyer or Seller discretion, which might otherwise make this Agreement illusory, the party exercising its discretion must act reasonably according to commercial standards.

(h)                         Subject to any tenants’ rights to the Property, Seller shall deliver occupancy of the Property to Buyer at Closing.

(i)                             Time is of the essence of this Agreement and Buyer and Seller hereby agree that the times provided for in this contract are reasonable times for each party to complete its respective obligations.

(j)                            This Agreement may be executed or amended in counterparts, all of which taken together shall constitute one and the same instrument.

(k)                         If any of the terms or conditions contained herein shall be declared to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions and conditions of this Agreement, or the application of such to persons or circumstances other than those to which it is declared invalid or unenforceable, shall not be affected thereby and shall remain in full force and effect and shall be valid and enforceable to the full extent permitted by law.

(l)                             After the Closing, at the request of Buyer and at Buyer’s expense, Seller shall make available to Buyer the historical financial information in Seller’s possession regarding the operation of the Property to the extent required by Buyer in order to prepare stand-alone financial statements for such operations in accordance with generally accepted accounting principles, as of the end of fiscal year 2013, and any required subsequent date or period, and to cooperate (at Buyer’s expense) with Buyer and any auditor engaged by Buyer for such purpose.

19.                               Non-Disclosure.  No party shall make public disclosure with respect to this transaction before the Closing except:(a) as may be required by law, including without limitation disclosure required under securities laws, or by the Securities and Exchange Commission, or by the rules of any stock exchange;

(b)                         to such title insurance companies, lenders, attorneys, accountants, partners, directors, officers, employees and representatives of any party or of such party’s advisors who need to know such information for the purpose of evaluating and consummating the transaction, including the financing of the transaction; and

(c)                          to present or prospective sources of financing.

[Signatures begin on following page]

IN WITNESS WHEREOF, intending to be legally bound, the parties have caused this Agreement to be duly executed.

SELLER:		BUYER

NORTH AMERICAN PROPERTY CORPORATION		DOC-PDMC ATLANTA, LLC, a Delaware limited liability company

		By:	Physicians Realty L.P., its Manager
By:	/s/ John R. Windsor
	John R. Windsor, President	By:	Physicians Realty Trust, its General Partner

Date:	2/28/14
			By:	/s/ John T. Thomas
John T. Thomas, President and Chief
Executive Officer

		Date:	2/28/14